                                                                    EXHIBIT 2.11

                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                                  NETZEE, INC.,



                            JOHN H. HARLAND COMPANY,



                            CONCENTREX INCORPORATED,



                              MECA SOFTWARE, L.L.C.



                                       AND



                            MONEYSCAPE HOLDINGS, INC.

                                TABLE OF CONTENTS

ARTICLE 1 THE TRANSACTION........................................................................................1
         1.1      Sale and Purchase of Assets....................................................................1
         1.2      Retained Assets................................................................................2
         1.3      Assumed Liabilities............................................................................2
         1.4      Retained Liabilities...........................................................................3
         1.5      Consideration..................................................................................3
                  (a)      Initial Closing Purchase Price........................................................3
                  (b)      Second Closing Purchase Price.........................................................3
                  (c)      Allocation of Purchase Price..........................................................3
                  (d)      Prepaid Items.........................................................................3
         1.6      Second Closing.................................................................................3
         1.7      Certain Consents...............................................................................4
         1.8      Restrictions on Securities.....................................................................4
         1.9      Use of Corporate Name..........................................................................5
         1.10     Allocation of Certain Items....................................................................5
                  (a)      General...............................................................................5
                  (b)      Workers' Compensation.................................................................5
                  (c)      Bonuses and Deferred Compensation.....................................................6
                  (d)      Payments..............................................................................6

ARTICLE 2 RULES OF CONSTRUCTION..................................................................................6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS..........................................................9
         3.1      Organization...................................................................................9
         3.2      Authority; No Violation........................................................................9
         3.3      Financial Statements..........................................................................10
         3.4      Broker's and Other Fees.......................................................................10
         3.5      Absence of Certain Changes or Events..........................................................10
         3.6      Legal Proceedings.............................................................................10
         3.7      Taxes and Tax Returns.........................................................................11
         3.8      Employee and Fringe Benefit Plans.............................................................11
         3.9      Compliance with Applicable Laws...............................................................11
         3.10     Certain Contracts.............................................................................12
         3.11     Properties and Insurance......................................................................13
         3.12     Environmental Matters.........................................................................13
         3.13     Intellectual Property.........................................................................13
                  (a)      Background...........................................................................13
                  (b)      Ownership............................................................................14
                  (c)      Absence of Claims, Etc...............................................................14
         3.14     Adequacy of Technical Documentation...........................................................14
         3.15     Third-Party Components in Software............................................................14
         3.16     Third-Party Interests or Marketing Rights in Software.........................................14
         3.17     Absence of Certain Agreements and Practices...................................................15


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
         3.18     Major Vendors and Customers...................................................................15
         3.19     Labor Relations...............................................................................15
         3.20     Year 2000 Matters.............................................................................15
         3.21     Assignment Provisions.........................................................................16
         3.22     Necessary Properties..........................................................................16
         3.23     Securities Act Compliance.....................................................................16
         3.24     Access to Information.........................................................................16
         3.25     Experience; Investment........................................................................17
         3.26     Tax Advice....................................................................................17
         3.27     Approval of Shareholders......................................................................17
         3.28     Disclosure....................................................................................17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF NETZEE..............................................................17
         4.1      Corporate Organization........................................................................17
         4.2      Capitalization................................................................................18
         4.3      Authority; No Violation.......................................................................18
         4.4      Broker's and Other Fees.......................................................................18
         4.5      Legal Proceedings.............................................................................18
         4.6      SEC Reports...................................................................................19
         4.7      No Material Adverse Change....................................................................19
         4.8      InterCept Consent.............................................................................19
         4.9      Disclosure....................................................................................19

ARTICLE 5 COVENANTS AND AGREEMENTS OF THE PARTIES...............................................................19
         5.1      Conduct of Business...........................................................................19
         5.2      Negative Covenants............................................................................20
         5.3      No Solicitation...............................................................................21
         5.4      Current Information...........................................................................21
         5.5      Access to Properties and Records; Confidentiality.............................................22
         5.6      Regulatory Matters; Consents; Cooperation, etc................................................22
         5.7      Parties' Efforts; Further Assurances..........................................................23
         5.8      Public Announcements..........................................................................23
         5.9      Taxes.........................................................................................24
         5.10     Disclosure Supplements........................................................................24
         5.11     No Transfers..................................................................................24
         5.12     Customer Contacts.............................................................................24
         5.13     Additional Financial Statements...............................................................24
         5.14     WARN; Severance Obligations; Hiring of Employees..............................................25
         5.15     Broker Fees...................................................................................25
         5.16     Appointment and Nomination of Directors.......................................................26
         5.17     Cross Marketing Agreement.....................................................................26
         5.18     Nasdaq Compliance.............................................................................26
         5.19     Sublease of Certain Facilities................................................................26
         5.20     Houston, Texas Facility and Employees.........................................................26
         5.21     Intercept Documents...........................................................................27


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
ARTICLE 6 CLOSING CONDITIONS....................................................................................27
         6.1      Conditions to the Obligations of Netzee under this Agreement..................................27
                  (a)      Authorizations and Regulatory Filings................................................27
                  (b)      Suits and Proceedings................................................................27
                  (c)      Opinion of Counsel...................................................................27
                  (d)      Certificates.........................................................................27
                  (e)      Bill of Sale; Conveyance Documents...................................................27
                  (f)      Assignment and Assumption Agreement..................................................27
                  (g)      Noncompetition, Nonsolicitation and Confidentiality Agreement........................28
         6.2      Conditions to the Obligations of the Sellers under this Agreement.............................28
                  (a)      Authorizations and Regulatory Filings................................................28
                  (b)      Suits and Proceedings................................................................28
                  (c)      Certificates.........................................................................28
                  (d)      Assignment and Assumption Agreement..................................................28
                  (e)      Purchase Price.......................................................................28
                  (f)      Opinion of Counsel...................................................................28
                  (g)      Noncompetition, Nonsolicitation and Confidentiality Agreement........................28
                  (h)      Registration Rights Agreement........................................................28
                  (i)      Intercept Documentation..............................................................29

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER.....................................................................29
         7.1      Termination...................................................................................29
         7.2      Effect of Termination.........................................................................29
         7.3      Specific Performance..........................................................................30
         7.4      Amendment.....................................................................................30
         7.5      Extension; Waiver.............................................................................30

ARTICLE 8 INDEMNIFICATION.......................................................................................30
         8.1      Indemnification by the Sellers................................................................30
         8.2      Indemnification by Netzee.....................................................................31
         8.3      Claims for Indemnification....................................................................31
         8.4      Defense of Claim by Third Parties.............................................................32
         8.5      Third Party Claim Assistance..................................................................33
         8.6      Settlement of Indemnification Claims..........................................................33
         8.7      Manner of Indemnification.....................................................................33
         8.8      Indemnification is Exclusive Remedy...........................................................34
         8.9      Certain Limitations...........................................................................34
         8.10     Subrogation...................................................................................34

ARTICLE 9 MISCELLANEOUS.........................................................................................34
         9.1      Expenses......................................................................................34
         9.2      Notices.......................................................................................35
         9.3      Parties in Interest...........................................................................35
         9.4      Entire Agreement..............................................................................36
         9.5      Counterparts..................................................................................36
         9.6      Governing Law.................................................................................36


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
         9.7      Invalidity of any Part........................................................................36
         9.8      Time of the Essence; Computation of Time......................................................36


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is dated and effective as of September 29, 2000, by and among Netzee, Inc., a Georgia corporation ("NETZEE"), John H. Harland Company, a Georgia corporation ("HARLAND"), Concentrex Incorporated, an Oregon corporation ("CONCENTREX"), Meca Software, L.L.C., a Delaware limited liability company ("MECA"), and MoneyScape Holdings, Inc., an Oregon corporation ("MONEYSCAPE"). Harland, Concentrex, Meca and MoneyScape are collectively referred to herein as the "SELLERS." Netzee and the Sellers are referred to herein as the "PARTIES."

                              W I T N E S S E T H :

         WHEREAS, Concentrex is a wholly owned subsidiary of Harland, MoneyScape is a wholly owned subsidiary of Concentrex, and Meca is a wholly owned subsidiary of Concentrex and MoneyScape; and

         WHEREAS, Meca and Concentrex are engaged in providing Internet banking and bill payment products and systems to financial institutions and their customers and fulfillment services related thereto and providing service and support for such products (collectively, the "BUSINESS") and Netzee desires to buy, and assume certain liabilities relating to, and the Sellers desire to sell substantially all of the assets utilized by the Business, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto mutually covenant and agree, with the intent to be legally bound, as follows:

                                   ARTICLE 1
                                 THE TRANSACTION

         1.1      SALE AND PURCHASE OF ASSETS.

                  (a) At the Initial Closing, the Sellers shall loan to Netzee $5.0 million and Netzee shall deliver to the Sellers a promissory note for $5.0 million (the "NOTE"). The "INITIAL CLOSING" shall take place immediately following the execution of this Agreement.

                  (b) At the Second Closing, the Sellers shall sell and transfer to Netzee, and Netzee shall purchase from the Sellers, all of the Sellers' right, title and interest in and to the properties and assets primarily used by or related to the Business, including those assets specified or described on Schedule 1.1 (other than the Retained Assets), wherever such assets are located and whether personal, tangible or intangible, in electronic form or otherwise, and whether or not any such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in the Sellers' books or the Business Financial Statements, except those assets specifically excluded pursuant to Section 1.2, free and clear of all Encumbrances, other than Permitted Encumbrances. The properties and assets of the Business to be transferred hereunder are collectively referred to as the "PURCHASED ASSETS." Netzee assumes no risk of loss to the Purchased Assets prior to the Second Closing.

         1.2 RETAINED ASSETS. The Sellers shall retain, and the Purchased Assets shall specifically not include, the following assets of the Sellers (collectively, the "RETAINED ASSETS"):

                  (a) the consideration to be delivered to the Sellers pursuant to this Agreement, together with the Sellers' rights under this Agreement;

                  (b) all properties and assets not primarily related to or used in the Business, including all registered and unregistered trademarks, service marks, service names, trade styles and trade names, and all associated goodwill, all statutory common law and registered copyrights, all patents, all applications of any other foregoing and all trade secrets that, in each case, are not primarily used by or related to the Business;

                  (c) all cash, cash equivalents, marketable securities and other liquid assets;

                  (d) rights to any federal, state, local or foreign tax refunds;

                  (e) any governmental permit, license or similar right that by its terms is not transferable to Netzee;

                  (f) all intracompany amounts due to or from the Sellers or any of their affiliates;

                  (g) all ownership and other rights with respect to any benefit plans of the Sellers;

                  (h) all corporate and limited liability company minute books and all stock and ownership interest records of the Sellers;

                  (i)      all tax returns and related correspondence;

                  (j) all prepaid or deferred items with respect to Retained Assets;

                  (k) all accounts receivable, notes receivable and other receivables;

                  (l)      all real property leases; and

                  (m) any contract rights that Netzee does not assume because they are not Material Contracts or are in excess of the $200,000 limit set forth in Section 3.10(a)(ii).

         1.3 ASSUMED LIABILITIES. At the Second Closing, pursuant to an Assignment and Assumption Agreement (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") Netzee shall assume and agree to perform and discharge only the following specifically enumerated obligations and liabilities of the Sellers (collectively, the "ASSUMED LIABILITIES"): (i) the liabilities and obligations of the Sellers arising on or after the Second Closing Date under the Material Contracts (the "ASSUMED CONTRACTS"), and (ii) those liabilities of the Sellers specifically set


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forth on Schedule 1.3; provided, however, Netzee shall not assume any obligation under any Assumed Liability to the extent that payments were made to the Sellers prior to the Second Closing Date with respect to any period following the Second Closing Date unless the Sellers have remitted the amount of such payment under such Assumed Liability to Netzee, or that results from any default under or breach of such Assumed Contract occurring prior to the Second Closing Date.

         1.4 RETAINED LIABILITIES. Except for the Assumed Liabilities, Netzee does not hereby assume and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liability of the Sellers (including any liability from a Seller's failure to comply with any Environmental Laws or Tax Laws prior to the Second Closing Date), whether existing on, before or after the Second Closing Date or arising out of any transactions entered into, or any state of facts existing on, prior to or after the Second Closing Date (the "RETAINED LIABILITIES").

         1.5 CONSIDERATION.

                  (a) Initial Closing Purchase Price. The amount loaned by the Sellers to Netzee at the Initial Closing for the Note shall be $5.0 million in cash by wire transfer of immediately available funds.

                  (b) Second Closing Purchase Price.(i) The consideration to be paid to the Sellers at the Second Closing for the Purchased Assets shall be paid among the Sellers as directed by Harland prior to the Second Closing Date and will consist of 4,400,000 shares of Netzee Common Stock (subject to appropriate adjustment to reflect any stock dividends, stock splits, reverse splits, recapitalizations and similar matters), which constitutes less than twenty percent (20%) of the outstanding Netzee Common Stock as of the date of this Agreement.

                  (c) Allocation of Purchase Price. The purchase price shall be allocated as mutually agreed upon by the Parties on or before the Second Closing Date. Each of the Parties agrees (i) that such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations promulgated thereunder; (ii) to complete jointly and file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Second Closing occurs; and (iii) that it shall not take a position on any income, transfer or gains tax return that is in any manner inconsistent with the terms of any such allocation without the prior written consent of each other Party, which consent shall not be unreasonably withheld or delayed.

                  (d) Prepaid Items. At the Second Closing, Harland shall pay in cash to Netzee all of the Sellers' deferred revenue as of the Second Closing Date with respect to the Purchased Assets or the Assumed Liabilities, determined in accordance with generally accepted accounting principles.

         1.6 SECOND CLOSING. The consummation of the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated hereby (other than in the respect to the Initial Closing) (the "SECOND CLOSING") shall take place, at 10:00 a.m., local time, three (3) business days after satisfaction of the latest to occur, or, if permissible, waiver of the conditions set forth in Article 6, at the offices of Sutherland Asbill & Brennan LLP, 999


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Peachtree Street, N.E., Atlanta, Georgia 30309 or at such other time, date or place as the Parties agree (the "SECOND CLOSING DATE"). The Parties shall use their best efforts to consummate the Second Closing on or before October 31, 2000.

         1.7 CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise or claim of the Business that is by its terms or in Law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by one or more of the Sellers would not, as a matter of law, pass to Netzee as an incident of the assignments provided for by this Agreement. In order to provide Netzee with the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the immediately preceding sentence and which are part of the Purchased Assets, the Sellers on and after the Second Closing Date will, at the reasonable request of Netzee, in the name of any of the Sellers or otherwise as Netzee shall reasonably specify, take all commercially reasonable action (a) to assure that the rights of the Sellers under such contracts, agreements, permits, franchises and claims shall be preserved for the benefit of Netzee and (b) to facilitate receipt of the consideration to be received by the Sellers under every such contract, agreement, permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to Netzee; provided, in either case, that Netzee reasonably cooperates with the Sellers and promptly reimburses the Sellers for all payments required to be made by the Sellers in connection therewith. Nothing in this Section 1.7 shall in any way diminish the obligation of the Sellers hereunder to obtain all consents and approvals and to take all such other actions prior to or at Second Closing as are necessary to enable the Sellers to convey or assign valid title to all the Purchased Assets to Netzee.

         1.8      RESTRICTIONS ON SECURITIES.

                  (a) The shares of Netzee Common Stock and the Note (collectively the "SECURITIES") to be delivered in connection with this Agreement will be issued to the Sellers in a transaction exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT") by reason of Section 4(2) thereof, Regulation D promulgated thereunder, or other private offering exemptions, and similar or other exemptions under applicable state securities laws (the "STATE ACTS"), and Netzee is relying on the representations of the Sellers with respect to such exemptions.

                  (b) Each Seller understands and agrees that stop transfer instructions with respect to any of the Securities issued by Netzee pursuant to this Agreement will be given to Netzee's transfer agent and that there will be placed on the certificates for such shares legends stating in substance as follows; provided, however, that upon the request of a Seller, the second paragraph of this legend shall be removed at any time after one year following the Second Closing Date:

         The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered, sold, transferred or otherwise disposed of unless registered with the United States Securities and Exchange Commission and the securities regulatory authorities of


                                     Page 4
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         applicable states or unless (1) an exemption from such registration is available and (2) the issuer of such securities has received an opinion of counsel reasonably satisfactory to it (both as to the opinion and such counsel) stating that such registration is not required under the Securities Act of 1933 and, if applicable, the laws of the State of Georgia.

         Certain rights, obligations and restrictions are imposed on the securities represented by this certificate by an Asset Purchase Agreement by and among Netzee, Inc., John H. Harland Company, Concentrex Incorporated, Meca Software, L.L.C. and MoneyScape Holdings, Inc., and any amendments thereto, copies of which are available at the issuer's offices. The transfer, encumbrance or other disposition of such securities in contravention of such agreement is null and void. Any transferee of such securities (but only as to such transfers that are permitted by such agreement) shall be bound by such agreement.

                  (c) Each of the legends set forth in Section 1.8(b), as applicable, will also be placed on any certificate representing securities issued subsequent to the original issuance of the Securities pursuant to this Agreement as a result of any transfer of such securities or any stock dividend, stock split or other recapitalization as long as any of the Securities has not been registered or transferred in such manner to justify the removal of the legend therefrom.

         1.9 USE OF CORPORATE NAME. Promptly following the Second Closing Date, the Sellers shall:

         (a) amend all necessary corporate documentation to change the corporate name of Meca to a name that does not include "Meca Software" or any similar derivation thereof;

         (b) relinquish and assign all rights to the name "Meca Software" and any logos, artwork or other graphic material used by the Sellers in connection with such name, to Netzee; and

         (c) cease to use the name "Meca Software" or any similar derivations thereof, and any logos, artwork or other graphic material used by the Sellers in connection with such name in connection with any business or commercial purpose whatsoever.

         1.10     ALLOCATION OF CERTAIN ITEMS.

                  (a) General. All revenues and expenses with respect to the Purchased Assets in the operation of the Business shall be allocated between Netzee, on the one hand, and the Sellers, on the other hand, based upon the number of days in the relevant period before and after the Second Closing Date. Netzee and the Sellers will estimate such amounts where appropriate and reconcile all prorations by December 31, 2000.

                  (b) Workers' Compensation. Notwithstanding Section 1.10(a), pursuant to the provisions of this Agreement, the Sellers will be responsible for and pay any and all workers' compensation claims asserted by or with respect to any employee or former employee of the


                                     Page 5
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Sellers (or any of them) in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole prior to or on the Second Closing Date. Netzee is responsible for and will pay any and all workers' compensation claims asserted by or with respect to any employee of the Sellers hired by Netzee in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred solely after the Second Closing Date. If any such injury or other compensable event or occupational illness or disease of a person who was employed both by the Sellers prior to or on the Second Closing Date and by Netzee after the Second Closing Date is attributable in any part to causes occurring prior to or on the Second Closing Date and is the basis of a workers' compensation claims asserted after the date hereof, then liability for any such claim shall be the responsibility of the Sellers.

         (c) Bonuses and Deferred Compensation. Bonuses attributable to calendar year 2000 payable to Second Stage Employees of the Business shall be prorated as of the Second Closing Date among the Sellers, on the one hand, and Netzee, on the other hand, based on the projected bonus attainment level for calendar year 2000 as of the Second Closing Date; provided, however, the Sellers' obligations under this Section 1.10(c) shall not exceed $215,000 in the aggregate. Sellers shall pay all bonuses and deferred compensation owed to Sellers' employees attributable to 1999.

         (d) Payments. Appropriate cash payments by Netzee or the Sellers, as the case may require, shall be made from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 1.10.

                                   ARTICLE 2
                             RULES OF CONSTRUCTION

                  In the interpretation of this Agreement, unless otherwise provided or the context otherwise requires:

                  (a) The singular includes the plural and vice versa and, in particular (but without limiting the generality of the foregoing), any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

                  (b) Any reference to any gender includes the other genders;

                  (c) Any reference to an Article, Section, Exhibit, clause, or Schedule is a reference to an Article, Section, Exhibit, clause, or Schedule of this Agreement;

                  (d) Any reference to any agreement, instrument or other document (i) shall include all appendices, exhibits and schedules thereto and all agreements, documents or other writings incorporated by reference therein, and (ii) shall be a reference to such agreement, instrument or other document as amended, supplemented, modified, suspended, restated or novated from time to time;


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

         (e) Any reference to any statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute and all governmental regulations and rules promulgated thereunder;

         (f) Any reference to "writing" includes printing, typing, lithography and other means of reproducing words in a visible form;

         (g) Any reference to a time or date or to a local time or date is a reference to the time and date in Atlanta, Georgia and any reference to a monetary value is in reference to United States currency (the U.S. Dollar);

         (h) The headings, Article, and Section numbering contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor shall such headings and numbering be used in any manner to aid in the construction of this Agreement;

         (i) The term "AFFILIATE" of a person means another person that directly, or indirectly through one or more intermediaries, controls or owns, is controlled or owned by or is under common control or ownership with, such person. As used in this definition, "control" means the power to direct the management or affairs of a person, and "ownership" and "owns" mean the beneficial ownership of more than 50% of the equity interests in the person;

         (j) The term "AVERAGE PRICE" means the average of the per share closing prices of Netzee Common Stock on the Nasdaq National Market for the five
(5) trading days immediately prior to the relevant date of payment or setoff;

         (k) The term "CODE" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder;

         (l) References herein to the "SELLERS DISCLOSURE SCHEDULES" mean the disclosure schedules, dated as of the date hereof, which have been delivered by the Sellers to Netzee and all other documents, agreements, and other items disclosed by the Sellers in writing to Netzee and attached to such schedules in connection with this Agreement, and references to a numbered Sellers Disclosure Schedule shall mean that portion of the Sellers Disclosure Schedules that refers to the specific section or subsection of Article 3 of this Agreement;

         (m) The term "DISCLOSED" means and includes, with respect to information concerning any event, fact or circumstance, information contained in this Agreement and the other Purchase Agreements;

         (n) The term "ENCUMBRANCE" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right-of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing;

         (o)      The term "INCLUDING" means "including, without limitation";


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         (p)      The term "GOVERNMENTAL AUTHORITY" means any United States
federal, state or local, or foreign, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body;

         (q) The term "LIABILITY" means and includes any kind of liability, whether absolute, accrued, contingent or otherwise;

         (r) The term "KNOWLEDGE" as used (i) with respect to the Sellers (including any references to a Seller being aware of a particular matter), means the actual knowledge of any of the officers of Harland or the General Manager of the e-commerce division of Harland, and the Sellers will be deemed to have knowledge of any matter contained in the acquisition agreement or disclosure schedules thereto pursuant to which Concentrex was acquired by Harland, and (ii) with respect to Netzee (including any reference to Netzee being aware of a particular matter), means the actual knowledge of any of the executive officers of Netzee;

         (s) The term "MATERIAL ADVERSE EFFECT" with respect to a person means any circumstance of, change in, or effect on the business and affairs of such person or any of its Subsidiaries thereof that, individually or in the aggregate with any other circumstance of change in, or effect on, the business and affairs of such person and its Subsidiaries: (i) is materially adverse to the business, operations, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, or
(ii) would reasonably be expected to materially adversely affect the ability of such person and its Subsidiaries to operate or conduct its or their business and affairs taken as a whole in the manner in which it is currently operated or conducted or contemplated by such person to be operated or conducted;

         (t) The term "PERSON" means any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

         (u) The term "SUBSIDIARY" means any corporation, partnership, joint venture or other legal entity in which a specified person, directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person, directly or indirectly, acts as a general partner or managing member;

         (v) The term "THREATENED" means any act that would cause a person reasonably to believe that the act, omission, fact or circumstance with respect to which such word is used is likely to occur; and

         (w) Each of the Parties acknowledges that it has had the opportunity to negotiate the terms and provisions of this Agreement, with the assistance and review of its counsel. This Agreement, therefore, shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         To induce Netzee to enter into this Agreement and the other Purchase Agreements, the Sellers hereby jointly and severally represent and warrant to Netzee as follows:

         3.1      ORGANIZATION.

                  (a) Harland, Concentrex and MoneyScape are corporations duly incorporated, validly existing and in good standing under the laws of their respective states of incorporation. Meca is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Harland owns all of the outstanding capital stock of Concentrex and MoneyScape, and Concentrex and MoneyScape own all of the limited liability interests of Meca. Each of the Sellers has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as disclosed on Sellers Disclosure Schedule 3.1(a), is duly licensed or qualified to do business and is in good standing in each jurisdiction in which failure to qualify would have a Material Adverse Effect on the Business.

                  (b) Sellers have delivered to Netzee true and correct copies of the Articles of Incorporation, Bylaws or other governing documents of each of the Sellers (other than Harland), and all amendments thereto.

         3.2      AUTHORITY; NO VIOLATION.

                  (a) Except as disclosed on Sellers Disclosure Schedule 3.2(a) (collectively, the "SELLERS APPROVALS") and except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), no consents, approvals, authorizations, clearances or orders of, filings or registrations with or notices to (collectively "AUTHORIZATIONS") any third party or any Governmental Authority are necessary on behalf of the Sellers in connection with (i) the execution and delivery by the Sellers of this Agreement and the other Purchase Agreements,
(ii) the consummation by the Sellers of the transactions contemplated hereby and thereby and (iii) the performance of each Seller's obligations under this Agreement and the other Purchase Agreements. Each Seller has the full power (corporate or otherwise) and authority to execute and deliver this Agreement and the other Purchase Agreements and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Purchase Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors or governing body of each of the Sellers in accordance with the Articles of Incorporation, Bylaws or other governing documents of each Seller and with applicable Laws. Except for the Sellers Approvals and the compliance with the HSR Act, no other proceedings on the part of the Sellers are necessary for the Sellers to execute and deliver this Agreement and the other Purchase Agreements to which it is a party and for the Sellers to be bound by the terms hereof and thereof. This Agreement and the other Purchase Agreements to which each Seller is a party have been duly and validly executed and delivered by each Seller and constitute the valid and binding obligations of the Sellers enforceable against the Sellers in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditor's rights generally or general principles of equity, whether considered in a proceeding at law or in equity.

         (b) Neither the execution and delivery by the Sellers of this Agreement and the other Purchase Agreements to which it is a party, nor the consummation by the Sellers of the transactions contemplated hereby and thereby in accordance with the other terms hereof and thereof, nor compliance by the Sellers with any of the terms or provisions hereof or thereof, will: (i) violate any provision of any Seller's Articles of Incorporation, Bylaws or other governing documents; (ii) assuming that the Sellers Approvals are duly obtained and the compliance with the HSR Act, violate any United States federal, state or local or foreign statute, code, ordinance, rule, regulation, judgment, order, writ, ruling, decree or injunction of any Governmental Authority (collectively, "LAWS") applicable to the Sellers, or any of the properties or assets of the Sellers; or (iii) assuming that the Sellers Approvals are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Purchased Assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Sellers are a party, or by which it or any of the Purchased Assets may be bound or affected.

         3.3 FINANCIAL STATEMENTS. Sellers Disclosure Schedule 3.3 sets forth copies of the unaudited financial information of the Business for the seven months ended July 31, 2000, and for the twelve months ended as of December 31, 1999 and 1998 ("BUSINESS FINANCIAL STATEMENTS"). The Business Financial Statements fully and fairly present the operations of the Business in all material respects for the periods indicated thereon, including all expenses and accruals, but excluding selling, general and administrative expenses. Except as set forth on Sellers Disclosure Schedule 3.3, since July 31, 2000, there has not been any change, occurrence or circumstance that has had, individually or in the aggregate, a Material Adverse Effect on the Business or Purchased Assets.

         3.4 BROKER'S AND OTHER FEES. None of the Sellers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement and the other Purchase Agreements.

         3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Sellers Disclosure Schedule 3.5, or as reflected in the Business Financial Statements, the Sellers do not have Knowledge of any facts or conditions which they reasonably believe would be likely to cause a Material Adverse Effect on the Business or the Purchased Assets.

         3.6      LEGAL PROCEEDINGS. Except as disclosed in Sellers Disclosure
Schedule 3.6, (a) none of the Sellers is a party to any, and there are no pending or, to the Sellers' Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature in respect of the Business or the Purchased Assets, (b) none of the Sellers is a party to any order, judgment or decree entered in any lawsuit or proceeding in respect of the Business or the Purchased Assets, and (c) no actions, suits, demands, notices, claims, investigations or proceedings are pending or, to the Sellers' Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director or employee of the Sellers (in connection with such officer's, director's or employee's activities on behalf of the Business or that otherwise relate, directly or indirectly to the Business or the Purchased Assets) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential liabilities.

         3.7 TAXES AND TAX RETURNS. Except as disclosed in Sellers Disclosure Schedule 3.7:

                  (a) The Sellers have duly and timely filed (and until and after the Second Closing Date will so file) all returns, declarations, reports, information returns and statements required to be filed in respect of any United States federal, state, local, or foreign Taxes in respect of the Business ("RETURNS") and have duly and timely paid (and until and after the Second Closing Date will so pay) all such Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed by the Sellers to Netzee in writing). As used herein, "TAX" or "TAXES" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges. The Sellers have established (and until the Second Closing Date will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but are incurred in respect of the Business through such date and shall pay all such Taxes when due.

         (b) There are no audits or other Governmental Authority proceedings presently pending nor, to the Knowledge of the Sellers, any other disputes pending with respect to, or claims asserted for, Taxes upon the Business, nor have any of the Sellers given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns in respect of the Business. There are no liens for Taxes upon the Purchased Assets, except liens for Taxes not yet due. The Sellers have complied (and until and after the Second Closing Date will comply) in all respects with all applicable Laws relating to the payment and withholding of Taxes in respect of the Business.

         3.8 EMPLOYEE AND FRINGE BENEFIT PLANS. There are no employee benefit plans of any of the Sellers or any of their respective predecessors which will become the responsibility or liability of Netzee upon or after Second Closing or which will act as an Encumbrance upon the Business or the Purchased Assets.

         3.9 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in Sellers Disclosure Schedule 3.9, the Sellers hold all licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business (the "LICENSES"). No proceeding is pending, or to the Knowledge of the Sellers threatened, seeking the revocation or suspension of any License. In respect of the Business and except as set forth on Sellers Disclosure Schedule 3.9, the Sellers are and have been in compliance in all material respects with all applicable Laws, and the Sellers have not received any notices of any allegation of any violation by the Sellers of any Law or License.

         3.10     CERTAIN CONTRACTS.

                  (a) Sellers Disclosure Schedule 3.10(a) lists the following agreements that are primarily related to the Business and the Purchased Assets (collectively, the agreements described in clauses (i) through (vi) of this Section 3.10(a), are the "MATERIAL CONTRACTS"), including, without limitation, leases, purchase contracts and commitments, to which any Seller is a party or by which any Seller or any of its material properties or assets is bound:

                           (i)      all customer agreements;

                           (ii)     all agreements involving an annual
commitment or payment by any party thereto of more than $25,000 individually (and the aggregate annual commitment or payment of all agreements not listed does not exceed $200,000 in the aggregate);

                           (iii)    all joint venture, sales agency, sales
representative or distributorship, broker, franchise, license or similar agreements;

                           (iv)     all leases of personal property that are
material to the Business;

                            (v)     all employment agreements;

                           (vi)     all other agreements to which a Seller is a
party which are material to the Business or the Purchased Assets;

                           (vii)    all agreements to which a Seller is a party
and another party to such agreement is or was an officer, director or 5% or greater shareholder of a Seller or any of its affiliates; and

                           (viii)   all other agreements to which a Seller is a
party and the breach of or default under which would reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

         (b)      Except as set forth on Sellers Disclosure Schedule
3.10(b), each of the Material Contracts is valid, binding and enforceable against the applicable Seller, and to the Knowledge of the Sellers, the other parties thereto, in accordance with its terms, and the Sellers have made available to Netzee all customer agreements and have provided to Netzee a true and complete copy of all other Material Contracts.

         (c)      Except as disclosed in Sellers Disclosure Schedule 3.10(c),
(i) neither a Seller, nor to the Knowledge of any Seller, any other party thereto, is in default under any of the

Material Contracts or any other agreement to which a Seller is a party which relates to the Business; (ii) to any Seller's Knowledge, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling any party to terminate a Material Contract or other such agreement or to otherwise claim or collect damages, the impact of which would have a Material Adverse Effect on the Business or the Purchased Assets; and (iii) the consummation of the transactions contemplated hereby will not result in or permit a termination of any Material Contract.

         3.11     PROPERTIES AND INSURANCE.

                  (a) Except as disclosed in Sellers Disclosure Schedule 3.11(a), the Sellers have good and marketable title to all of the Purchased Assets, whether tangible or intangible, subject to no Encumbrances except statutory liens for amounts not yet due or which are being contested in good faith (and which have been disclosed on Sellers Disclosure Schedule 3.11(a) (the "PERMITTED ENCUMBRANCES").

                  (b) Sellers Disclosure Schedule 3.11(b) contains a list of all of the items of personal property included among the Purchased Assets with a value of $25,000 or greater. No item of real property is included among the Purchased Assets (other than with respect to leases of real property). Complete and correct copies of each lease listed on Sellers Disclosure Schedule 3.11(b) and any amendments, extensions, and renewals thereof have been furnished to Netzee. Each of the leases described on Sellers Disclosure Schedule 3.11(b) is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults. Except as described on Sellers Disclosure Schedule 3.2(a), 3.11(a) or 3.11(b), all such leases are fully assignable to Netzee without the consent of any third party. No rights of any Seller under such leases have been assigned or otherwise transferred as security for any obligation of each Seller.

                  (c) The Purchased Assets and the Business are currently insured by insurance policies which are in amounts adequate in the reasonable judgment of the Sellers to protect the Business and the Purchased Assets from significant loss. All such policies are in force and effect with premiums thereon timely paid and no act or failure to act has accrued which caused or may cause any such policy to be canceled or terminated.

                  (d) No person, other than the Sellers, is currently entitled to possession of any of the Purchased Assets, whether owned or leased by the Sellers.

         3.12 ENVIRONMENTAL MATTERS. The operations of the Sellers in respect of the Business and the Purchased Assets comply, and have complied, in all material respects with all applicable Laws relating to pollution or protection of the environment ("ENVIRONMENTAL LAWS").

         3.13     INTELLECTUAL PROPERTY.

                  (a) Background. The Business develops, markets and licenses certain proprietary application software products and systems to its end user customers and clients (the "SOFTWARE PROGRAMS"), and in connection therewith the Business has developed certain related technical documentation and user reference manuals (the "DOCUMENTATION"). The Software

Programs and the Documentation are collectively referred to as the "SOFTWARE." The Software Programs are listed on Sellers Disclosure Schedule 3.13(a).

                  (b)      Ownership. Except as set forth in Sellers Disclosure
Schedule 3.13(b), the Sellers own all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other material items of proprietary information used in the conduct of the Business, (collectively the "INTELLECTUAL PROPERTY RIGHTS") free and clear of all Encumbrances. Sellers Disclosure Schedule 3.13(b) sets forth all domestic and foreign patents, trademarks, service marks, trade names and registered copyrighted works owned by the Business and all applications therefor and registrations thereof.

                  (c) Absence of Claims, Etc. Except as set forth in Sellers Disclosure Schedule 3.13(c), to the Knowledge of Sellers, no claims have been asserted by any person to rights in the Software, and to the Knowledge of the Sellers, no valid basis for any such claim exists. The normal and intended use of the Software by the Sellers and its licensees does not infringe on the Intellectual Property Rights of any person existing on the date of this Agreement under applicable U.S. Laws (whether arising under copyright, trade secret, patent, unfair competition or other Laws that protect intellectual property rights, but, with respect to patents, only as such rights exist under patents issued on or before the date of this Agreement). The use by the Business of the patents, trademarks, service marks, trade names and copyrights identified in Sellers Disclosure Schedule 3.13(b) does not infringe the Intellectual Property Rights of any person existing on the date of this Agreement under applicable U.S. Laws, and to the Knowledge of Sellers none of the Sellers has received a claim asserting that the use by such Seller of any of the foregoing infringes the rights of any person. The Intellectual Property rights are all those material rights necessary to the conduct of the Business of each of the Sellers as presently conducted. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights to Netzee.

         3.14 ADEQUACY OF TECHNICAL DOCUMENTATION. The Software includes the source code and system documentation for all Software Programs, as well as all existing programmer comments for documentation and pertinent commentary or explanation.

         3.15 THIRD-PARTY COMPONENTS IN SOFTWARE. Each Seller has validly obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Sellers Disclosure Schedule 3.15, subject to no further license fee, royalty or other payment obligations not identified in Sellers Disclosure Schedule 3.15, other than software maintenance payments customarily associated therewith. Except as set forth in Sellers Disclosure Schedule 3.15, the Software contains no programming or materials in which any third party is likely to claim superior, joint or common ownership rights.

         3.16 THIRD-PARTY INTERESTS OR MARKETING RIGHTS IN SOFTWARE. No Seller has granted, transferred or assigned any right or interest in the Software other than end user license rights in the ordinary course of the Business to any person except pursuant to the contracts identified on Sellers Disclosure Schedule 3.16. There are no contracts, agreements, licenses, commitments or arrangements currently in effect with respect to the marketing, distribution, licensing or promotion of the Software between any Seller and any independent salesperson, distributor, sublicensor or other remarketer or sales organization except as set forth on Sellers Disclosure Schedule 3.16.

         3.17 ABSENCE OF CERTAIN AGREEMENTS AND PRACTICES. With respect to the Business, and to the knowledge of the Sellers, neither the Sellers, their respective directors, officers, employees agents, affiliates, nor any other person acting on behalf of the Sellers, has (a) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable Laws in connection with the Business or (b) received any unlawful contributions, payments, gifts or expenditures in connection with the Business.

         3.18 MAJOR VENDORS AND CUSTOMERS. Sellers Disclosure Schedule 3.18 sets forth a list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Business, to whom a Seller paid or billed in the aggregate in excess of $25,000 during calendar year 1999. Of those customers of the Business who were billed over $5,000 per month based on average billing for the first six months of calendar year 2000, only those customer contracts identified on Schedule 8.1 require consent to the transfer as a result of the transactions contemplated by this Agreement.

         3.19     LABOR RELATIONS. Except as disclosed on Sellers Disclosure
Schedule 3.19, in respect of Business, the Sellers are in material compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge against the Sellers with respect to the Business pending before the United States Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against the Sellers with respect to the Business pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Sellers' Knowledge, threatened against or involving or affecting the Business, and no NLRB representation question exists respecting any of the employees of the Business. No grievance or arbitration proceeding is pending and, to the Sellers' Knowledge, no written claim therefor exists with respect to the Business. There is no collective bargaining agreement that is binding with respect to the Business. Except for any Material Contract disclosed pursuant to
Section 3.10, the Sellers, with respect to the Business, are not a party to or bound by any employment or consulting agreement with any employee or consultant that cannot be terminated on notice of ninety (90) or fewer days without liability to the Sellers or that entitles such employee or consultant to retain any specified position with respect to the Business.

         3.20     YEAR 2000 MATTERS. Except as provided on Sellers Disclosure
Schedule 3.20, the Software, the Business' internal systems and internal proprietary software and the Purchased Assets are each "MILLENNIUM COMPLIANT," subject to any upper and lower limits in the system design of the applicable Software, the Business' internal systems and internal proprietary software and the Purchased Assets. For purposes of this Agreement, "Millennium Compliant" means: (a) the functions, calculations, and other computing processes of the Software, the Business' internal systems and internal proprietary software and the Purchased Assets

(collectively, "PROCESSES") perform as designed regardless of the date in time on which the Processes are actually performed and regardless of the dates processed; (b) can accept, store, sort, extract, sequence, and otherwise manipulate date inputs and date values, and return and display date values, as designed and in a materially accurate manner, regardless of the dates used; (c) will function without interruptions caused by the date in time on which the Processes are actually performed or by the dates processed; (d) accepts and responds to four digit year date input in a manner that resolves any material ambiguities as to the century in an accurate manner; and (e) displays, prints and provides electronic output of date information in ways that are unambiguous as to the determination of the century; provided that all hardware, software and firmware used in combination with the Software, the Business' internal systems and internal proprietary software, and the Purchased Assets properly exchange date data with it.

         3.21 ASSIGNMENT PROVISIONS. Sellers Disclosure Schedule 3.21 contains a true and complete list of all agreements in effect to which a Seller is a party and which contain any provisions which become effective or are accelerated or contingent upon a sale of the Business or the Purchased Assets or otherwise require any payment or performance by a Seller or any officer, director or shareholder thereof, now or in the future, in connection with or as a result of any of the transactions contemplated by this Agreement or any of the other Purchase Agreements. Copies of such agreements have been previously provided to Netzee.

         3.22 NECESSARY PROPERTIES. Except for the Retained Assets, all properties and assets occupied by, used in or necessary to the conduct of the Business in all material respects and in a manner consistent with past practice are included in the Purchased Assets and are being sold, transferred, assigned and conveyed by the Sellers to Netzee pursuant to this Agreement.

         3.23 SECURITIES ACT COMPLIANCE. None of the Sellers, nor any of its Subsidiaries, owns any shares of Netzee Common Stock. Each Seller acknowledges that none of the Securities to be delivered to such Seller pursuant to this Agreement will, at the time of delivery, be registered under the Securities Act or any State Acts (collectively the "SECURITIES LAWS"). Each Seller represents and warrants that it is acquiring the Securities for investment, and not with a view toward, or for resale in connection with, a distribution of the Securities. Each Seller acknowledges that the Securities may not be sold, pledged, hypothecated, disposed of, or otherwise transferred or distributed except (i) pursuant to an effective registration statement covering such Securities under the Securities Laws, or (ii) pursuant to an exemption from the registration requirements of the Securities Laws.

         3.24 ACCESS TO INFORMATION. Each Seller has had access to Netzee's SEC Filings and has otherwise had access to sufficient information about Netzee upon which to analyze the transactions contemplated by this Agreement. Each Seller has been given the opportunity to ask questions and receive answers from the officers of Netzee concerning the terms and conditions of the transactions contemplated by this Agreement and the business and financial condition of Netzee. Each Seller has had the opportunity to obtain any additional information it deems necessary to verify the accuracy and completeness of information provided by Netzee in connection with this Agreement and the transactions contemplated hereby.

         3.25 EXPERIENCE; INVESTMENT. Each Seller has such knowledge and experience in financial and business matters as to enable it (a) to utilize the information made available to it in connection with the transactions contemplated by this Agreement and the other Purchase Agreements, (b) to evaluate the merits and risks associated with the acquisition of the Securities pursuant hereto, and (c) to make an informed decision with respect thereto. Each Seller has such business and financial experience such that Netzee could reasonably assume it has the capacity to protect its own interests in connection with the offer, sale and issuance of the Securities. Each Seller is financially capable of bearing the risk of loss of any and all consideration surrendered in exchange for the Securities, and acknowledges that an investment in the Securities involves a high degree of risk, including a possible total loss of investment, and that the market price of Netzee Common Stock on the Second Closing Date may not be indicative of its future value. Each Seller represents that it is an "ACCREDITED INVESTOR" within the meaning of Regulation D ("REGULATION D") promulgated by the Commission under the Securities Act. Each Seller understands that the officers, directors, attorneys and other advisors of Netzee will rely upon the representations and warranties made by it in this Agreement in order to establish any necessary exemption from the registration provisions of the Securities Laws.

         3.26 TAX ADVICE. Each Seller has reviewed with its tax advisors the United States federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and the other Purchase Agreements. Each Seller is relying solely on such advisors and not on any statements or representations of Netzee or any of its agents, and understands that it (and not Netzee or any other person or entity) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement and the other Purchase Agreements.

         3.27 APPROVAL OF SHAREHOLDERS. No approval of the Sellers or any Subsidiaries or any of their respective shareholders is required for the execution and delivery of this Agreement and the other Purchase Agreements or consummation of the transactions contemplated by the Agreement or the other Purchase Agreements which has not been obtained prior to the execution of this Agreement.

         3.28 DISCLOSURE. No representation, warranty or statement made by any Seller in this Agreement, the other Purchase Agreements or in any document or certificate furnished or to be furnished to Netzee pursuant to this Agreement or the other Purchase Agreements contains or will contain any untrue or incomplete statement or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF NETZEE

         To induce the Sellers to enter into this Agreement and the other Purchase Agreements, Netzee hereby represents and warrants to the Sellers as follows:

         4.1 CORPORATE ORGANIZATION. Netzee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Netzee has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

         4.2 CAPITALIZATION. The authorized capital stock of Netzee consists of 70,000,000 shares of common stock, without par value (the "NETZEE COMMON STOCK"), 22,028,083 shares of which were issued and outstanding as of September 28, 2000 and 5,000,000 shares of preferred stock, 500,000 shares of which were issued and outstanding and designated "Series A 8% Convertible Preferred Stock" as of September 20, 2000. Netzee contemplates exchanging such preferred stock for Series B Preferred Stock with identical provisions except that accrued and unpaid dividends will be paid in cash upon conversion or liquidation. The Netzee Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable.

         4.3      AUTHORITY; NO VIOLATION.

                  (a) Except for filings of Form D and other notices related to the issuance of securities by Netzee, the Nasdaq notification of listing of additional shares of Netzee Common Stock, compliance with the applicable requirements of the HSR Act and except as identified on Netzee Disclosure Schedule 4.3(a), no Authorizations are necessary on behalf of Netzee in connection with (i) the execution and delivery by Netzee of this Agreement and the other Purchase Agreements, (ii) the consummation by Netzee of the transactions contemplated hereby and thereby and (iii) the performance of Netzee's obligations under this Agreement and the other Purchase Agreements. Netzee has the full corporate power and authority to execute and deliver this Agreement and the other Purchase Agreements to which it is a party and the consummation by Netzee of the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. This Agreement and the other Purchase Agreements have been duly and validly executed and delivered by Netzee and constitute the valid and binding obligations of Netzee enforceable against Netzee in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditor's rights generally or general principles of equity, whether considered in a proceeding at law or in equity. No approval by the shareholders of Netzee is required in connection with the consummation of the transactions contemplated by this Agreement.

                  (b) Neither the execution and delivery of this Agreement and the other Purchase Agreements to which it is a party by Netzee, nor the consummation by Netzee of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by Netzee with any of the terms or provisions hereof and thereof, will (i) violate any provision of Netzee's Articles of Incorporation or Bylaws, or (ii) except for compliance with the applicable requirements of the HSR Act, violate any Laws applicable to Netzee or any of its properties or assets.

         4.4 BROKER'S AND OTHER FEES. Other than The Robinson-Humphrey Company, LLC, Netzee has not employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

         4.5 LEGAL PROCEEDINGS. No litigation is pending or, to the Knowledge of Netzee, threatened against or affecting Netzee in connection with any of the transactions contemplated by this Agreement or the other Purchase Agreements to which Netzee is a party which may affect Netzee's ability to perform its obligations hereunder or thereunder. There is presently no outstanding judgment, decree or order of any Governmental Authority against or affecting Netzee in connection with the transactions contemplated by this Agreement or the other Purchase Agreements to which Netzee is a party.

         4.6 SEC REPORTS. Netzee is a "reporting issuer" and has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Netzee has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the "SEC FILINGS"). None of the reports contained in such SEC Filings, as of their respective dates (or if amended or superseded by subsequent filing, on the dates of such filings), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Netzee contained in such SEC Filings and reports were prepared in accordance with GAAP consistently applied through the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and present fairly, in all material respects, the financial condition of Netzee as of the indicated dates and the results of operations of Netzee for the indicated periods.

         4.7 NO MATERIAL ADVERSE CHANGE. Since June 30, 2000, other than as disclosed by Netzee in any SEC Filings or in this Agreement, there has been no, nor has there been any event or occurrence which may reasonably be expected to result in a, material adverse change in the business, financial condition or results of operations of Netzee.

         4.8 INTERCEPT CONSENT. The InterCept Group, Inc. ("INTERCEPT") has consented under its credit facility with Netzee to the transactions contemplated by this Agrement.

         4.9 DISCLOSURE. No representation, warranty or statement made by Netzee in this Agreement, the other Purchase Agreements or in any document or certificate furnished to the Sellers pursuant to this Agreement or the other Purchase Agreements contains or will contain any untrue or incomplete statement or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

                                    ARTICLE 5
                     COVENANTS AND AGREEMENTS OF THE PARTIES

         5.1 CONDUCT OF BUSINESS. From the date hereof to the Second Closing Date, the Sellers shall conduct the Business only in the ordinary course and consistent with past practice, except for transactions permitted hereunder or with the prior written consent of Netzee, which shall not be unreasonably withheld. Without limiting the generality of the foregoing, in respect of matters primarily relating to the Business, each of the Sellers shall use all commercially reasonable efforts to:

                  (a) maintain all of the tangible Purchased Assets in good operating condition, ordinary wear and tear excepted, and maintain the protection of all intellectual property included in the Purchased Assets in substantially the same standing as exists on the date hereof;

                  (b) continue performance in the ordinary course of its obligations under the Material Contracts;

                  (c) preserve its business organization intact, use all commercially reasonable efforts to keep available its present officers and employees and preserve its present relationships with suppliers, customers and others having business relationships with it; and

                  (d) maintain its existing insurance, subject to variations in amount required by the ordinary operations of the Business.

         5.2      NEGATIVE COVENANTS. From the date hereof to the Second
Closing Date, except as otherwise approved by Netzee in writing (which shall not be unreasonably withheld), or as permitted or required by this Agreement, the Sellers, in respect of matters primarily relating to the Business, will not:

                  (a) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any of its officers or employees whose employment is primarily related to the Business; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its officers or employees whose employment is primarily related to the Business except for increases and bonuses in the ordinary course of business and consistent with past practices and policies;

                  (b) sell or dispose of any Purchased Assets other than in the ordinary course of business consistent with past practices;

                  (c) permit or allow any of the Purchased Assets to become subject to any Encumbrance, except for Permitted Encumbrances;

                  (d) incur, create, assume or guarantee any liabilities which would become Assumed Liabilities or act as an Encumbrance (except for Permitted Encumbrances) upon the Purchased Assets except in the ordinary course of business and as would not be material;

                  (e) declare, file or permit to be filed any voluntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any Governmental Authority with respect to the Business;

                  (f) fail to perform its material obligations under any Material Contract (except those being contested in good faith) or enter into, assume or amend any agreement that would be a Material Contract other than agreements entered into in the ordinary course of business;

                  (g) take any action that results in (i) a Material Adverse Effect on the Business or (ii) any of its representations and warranties contained in Article 3 not being true and correct in any material respect at the Second Closing Date, or that would cause any of the conditions to the Second Closing not to be satisfied;

                  (h) directly or indirectly agree to do any of the foregoing; or

                  (i)      acquire any shares of Netzee Common Stock.

         5.3 NO SOLICITATION. From the date hereof to the Second Closing Date or the earlier termination of this Agreement in accordance with its terms:

                  (a) neither any of the Sellers nor any of their Subsidiaries or other affiliates, nor any of its or their directors, officers, employees, representatives or other agents (together with the Sellers, collectively, the "SELLERS AFFILIATES") shall, directly or indirectly, (i) enter into any agreement (or agree to do so), or solicit, initiate or knowingly encourage the invitation of inquiries or proposals or offers from any person (other than Netzee or its directors, officers, employees, representatives and agents) concerning: (A) any sale of assets or transfer of liabilities of any of the Sellers Affiliates with respect to the Business or the Purchased Assets (other than any such sale or transfer in the ordinary course of business); (B) any issuance, purchase or sale of capital stock or debt or other securities of any of the Sellers Affiliates with respect to the Business or the Purchased Assets; or (C) any merger, consolidation, restructuring, recapitalization or other significant transaction involving any of the Sellers Affiliates with respect to the Business or the Purchased Assets which would prevent or delay the consummation of the transactions contemplated by this Agreement; or (ii) provide any confidential information to, participate in discussions or negotiations relating to any such transaction with, or otherwise cooperate with or assist or participate in any effort to take such action by any person or entity (other than Netzee or its directors, officers, shareholders, employees, representatives and agents) with respect to the Business or the Purchased Assets. The Sellers shall promptly advise Netzee if any such inquiry, offer or proposal is made or received by any of the Sellers Affiliates after the date hereof; and

                  (b) the Sellers will promptly cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any of the foregoing, and the Sellers will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.3.

         5.4 CURRENT INFORMATION. During the period from the date of this Agreement to the Second Closing Date or the earlier termination of this Agreement in accordance with its terms:

                  (a) Upon the reasonable request of Netzee, the Sellers will cause one or more of the Sellers' representatives to confer with representatives of Netzee regarding its business, operations, properties, assets and financial condition with respect to the Business or the Purchased Assets. Upon the reasonable request of Harland, Netzee will cause one or more of Netzee's representatives to confer with representatives of Harland regarding its business, operations, properties, assets and financial condition.

                  (b) Each of the Parties will cause one or more of its representatives to confer with representatives of the other Parties regarding matters relating to the completion of the transactions contemplated herein.

                  (c) Each of the Parties will notify the other Parties as soon as practicable after any determination or discovery by it of any fact or circumstance relating to any other Party which it has discovered through the course of investigation and which represents, or is reasonably likely to represent, a material breach of any covenant or agreement of such Party or which has or is reasonably likely to have a Material Adverse Effect on Netzee, the Business or the Purchased Assets.

         5.5      ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

                  (a) Each Seller, in respect of the Business shall permit Netzee and its representatives reasonable access to its properties and shall disclose and make available to Netzee and its representatives all books, papers and records and information relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, agreements, filings with any Governmental Authority, accountants' work papers, litigation files, plans affecting employees, and any other records and information in which Netzee and its representatives may have a reasonable interest; which in any case are primarily related to the Business or the Purchased Assets provided that such investigation shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unnecessarily with the normal business operations of the Sellers.

                  (b) Netzee shall disclose and make available to Harland and its representatives such information relating to Netzee's business, operations, properties, assets and financial condition and any other information in which Harland and its representatives may have a reasonable interest, provided such investigations shall not interfere unnecessarily with the normal business operations of Netzee.

                  (c) For a period of four (4) years from the date hereof, all information (whether written or oral and whether received before or after the date this Agreement is signed) provided by any Party to any other Party in connection with the transactions contemplated by this Agreement (the "CONFIDENTIAL INFORMATION") will be treated as confidential and will not be disclosed by the recipient to any third party unless the disclosing Party reasonably believes that such disclosure is required by applicable Law or court process or as may be necessary or appropriate in connection with the enforcement of this Agreement. However, the term "Confidential Information" shall not include any information (i) that was already in the recipient's possession prior to the date hereof, (ii) that was then generally known to the public or (iii) that has been made generally available to the public after the date hereof other than through a breach of this provision by the recipient.

                  5.6      REGULATORY MATTERS; CONSENTS; COOPERATION, ETC.

                           (a)      Each of the Parties shall promptly make
their respective filings under applicable Laws to obtain any required approval of any federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated hereby, including all filings required by the HSR Act.

                           (b)      Each of the Parties will promptly furnish
each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated hereby.

                  (c) As soon as practicable following the date hereof, each of the Parties will use its commercially reasonable efforts to obtain all consents, waivers and other Authorizations under any of its or its Subsidiaries' agreements and contracts (other than customer contracts and agreements), licenses or leases required to be obtained by such Party in connection with the consummation of the transactions contemplated hereby, including without limitation the agreements, contracts and leases set forth on Sellers Disclosure
Schedule 3.2(a).

                  (d) Effective as of the Second Closing Date, each Seller shall cause all mail and other communications, moneys, checks and other instruments of payment relating to the Purchased Assets, the Assumed Liabilities or the Business (other than with respect to the Retained Assets) to be delivered by it or forwarded to such mailing address as Netzee shall provide to the Sellers, or, if no such address has been provided, to Netzee in accordance with the provisions of Section 9.2(a). Each Seller hereby authorizes Netzee from and after the Second Closing Date to receive and open all mail and other communications relating to the Business received by Netzee, and to act with respect to such communications in such manner as Netzee may elect if such communications related to the Purchased Assets, the Assumed Liabilities or the Business (other than with respect to the Retained Assets), or, if such communications do not so relate, to forward the same promptly to Harland in accordance with the provisions of Section 9.2(b).

                  (e) Effective immediately after the Second Closing Date, Netzee and its designees shall have the right to use the invoices, logos, artwork and other similar printed materials bearing or including the name "Meca Software" in connection with the operation of the Purchased Assets and the Business, in such manner as to be determined in Netzee's sole discretion.

         5.7 PARTIES' EFFORTS; FURTHER ASSURANCES. Subject to the other provisions in this Agreement, the Parties shall in good faith perform their obligations under this Agreement and the other Purchase Agreements before, at and after the Second Closing Date, and shall each use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to obtain all Authorizations and satisfy all conditions to the obligations of the Parties under this Agreement and the other Purchase Agreements and to cause the transactions contemplated by this Agreement and the other Purchase Agreement to be carried out promptly in accordance with the terms hereof and thereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement and the other Purchase Agreements. Upon the execution of this Agreement and thereafter, each Party shall take such actions and execute and deliver such documents as may be reasonably requested by the other Party in order to consummate the transactions contemplated by this Agreement and the other Purchase Agreements.

         5.8 PUBLIC ANNOUNCEMENTS. Prior to the Second Closing Date, no Party shall make any public announcement regarding any aspect of this Agreement or make a press release announcing the Second Closing or file a Form 8-K without the other Parties' prior written consent (with Harland consenting on behalf of the other Sellers), provided that nothing in this Section 5.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary in order to satisfy such Party's disclosure obligations imposed by Law or Governmental Authority.

         5.9      TAXES.

                  (a) Any sales taxes, real property transfer or gains taxes, recording fees or any other taxes payable as a result of the transactions contemplated by this Agreement (other than any federal, state, local or foreign taxes measured by or based upon income or gains imposed upon Netzee) will be paid by the Sellers. The Parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Second Closing Date.

                  (b) The Parties hereby waive compliance by the Parties with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement (collectively, the "BULK SALES LAWS").

         5.10 DISCLOSURE SUPPLEMENTS. From time to time prior to the Second Closing Date, the Sellers will promptly notify Netzee of any inaccuracy in the Sellers Disclosure Schedules delivered pursuant hereto including, without limitation, any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate. Notwithstanding the foregoing, no such notification shall be deemed to amend the Sellers Disclosure Schedules or shall be deemed to be part hereof unless agreed to by Netzee.

         5.11 NO TRANSFERS. The Sellers shall not transfer, assign, convey or otherwise dispose of any of the Securities or any rights with respect to the Securities for a period of 12 months commencing upon the date of receipt of the Securities, except the Sellers may transfer the Securities among the Sellers in transactions in accordance with the Securities Act and applicable State Acts.

         5.12 CUSTOMER CONTACTS. The Sellers shall permit Netzee to conduct a survey or otherwise inquire of certain or all of the Business' key customers, as selected by Netzee, regarding the relationship between such customer and the Sellers and the impact of a change in control on such relationship. The Sellers shall assist Netzee in making such survey or inquiries and shall have the right to have a representative of its choice participate therein.

         5.13 ADDITIONAL FINANCIAL STATEMENTS. After the Second Closing Date, the Sellers will assist Netzee in the timely preparation of audited financial statements of the Business and pro forma financial statements that meet the requirements of the SEC for filing under Form 8-K, and will designate appropriate personnel for such assistance on a commercially reasonable basis. Netzee shall pay the first $75,000 of the fees and expenses of Netzee's accounting firm in connection with such financial statements, and Netzee, on the one hand, and the Sellers, on the other hand, shall share equally the fees and expenses of Netzee's accounting firm in excess of $75,000.

         5.14     WARN; SEVERANCE OBLIGATIONS; HIRING OF EMPLOYEES.

         (a) Netzee and Harland have agreed as to the employees of the Business whose employment with the Sellers is to be terminated before the Second Closing Date (collectively, the "FIRST STAGE EMPLOYEES") and Sellers shall terminate the First Stage Employees as soon as administratively feasible after the Initial Closing. Except as contemplated by Section 5.20, as of the Second Closing, the Sellers shall terminate all other employees of the Business (collectively, the "SECOND STAGE EMPLOYEES"). The Sellers shall be responsible for giving any notice that may be required by the Worker Adjustment and Retraining Notification Act as a result of the transactions contemplated by this Agreement, as to layoffs or facility closings ordered or taken before, on or as of the Second Closing. In addition to the foregoing, the Sellers shall be responsible for and shall pay all amounts owed to Kathleen Bromage pursuant to her employment agreement with any Seller, or otherwise, arising out of the transactions contemplated by this Agreement or otherwise arising on or prior to the Second Closing Date.

         (b) Immediately after the Second Closing, Netzee shall offer to employ all of the Second Stage Employees at the same compensation and, where practicable, comparable job descriptions. Netzee shall be responsible for giving any notice that may be required by the Worker Adjustment and Retraining Notification Act, as a result of layoffs or facility closings ordered or taken after the Second Closing with respect to the Second Stage Employees hired by Netzee. Sellers shall be responsible for all severance, termination and similar payments for all First Stage Employees, and all Second Stage Employees who do not accept Netzee's offer of employment, and any severance and termination payments which arise as a result of the termination by Sellers of any Second Stage Employee. Netzee shall be responsible for all severance, termination and similar payments for all Second Stage Employees hired by Netzee which arise out of their subsequent termination.

         (c) With respect to Second Stage Employees who shall be employed by Netzee after the Second Closing Date, (i) the Sellers shall timely provide Netzee all information relating to each such employee as Netzee may reasonably require in connection with Netzee's employment of such persons; including initial employment dates, reemployment dates, hours of service, compensation and tax withholding history in a form that will be usable by Netzee, and (ii) Netzee will permit each such employee to participate in Netzee's employee benefit plans and programs from time to time in effect and on such terms and conditions as provided by such plans and programs, and Netzee shall give each such employee full credit for service with the Business for purposes of eligibility to participate in and the payment of benefits under such benefit plans, subject in each case to the terms of the plans and applicable Law.

         5.15 BROKER FEES. Each Party shall be responsible for the payment of any fees, commissions, or other expenses incurred by or owed to any broker or representative hired or retained by such Party.

         5.16 APPOINTMENT AND NOMINATION OF DIRECTORS. On or prior to the Second Closing Date, the number of directors of Netzee's Board of Directors shall be increased by two and Netzee shall appoint the persons designated by Harland to serve on Netzee's Board of Directors until the next election of directors. In addition, Netzee shall provide in Netzee's proxy statement for its 2001 and 2004 annual meetings of shareholders (and any interim shareholders meetings where such directors stand for election) for the nomination of Harland's director nominees to serve as directors of Netzee to serve for three year terms. Notwithstanding the foregoing, Netzee shall only be required to nominate both directors selected by Harland at the 2004 annual shareholders meeting if Harland (or its affiliates) owns at least 10% of the outstanding shares of Netzee Common Stock, and shall only be required to nominate one such person selected by Harland if Harland owns less than 10% but at least 5% of the outstanding shares of Netzee Common Stock. In addition, one of the directors designated by Harland and as specified by Harland shall also serve on the compensation committee of Netzee's Board of Directors and the executive committee, if one is established.

         5.17 CROSS MARKETING AGREEMENT. Promptly following the Second Closing Date, the Parties shall work together in good faith to develop a Cross Marketing Agreement reasonably acceptable to the Parties.

         5.18 NASDAQ COMPLIANCE. The Parties will cause the transactions contemplated by this Agreement to be conducted in accordance with the rules of the Nasdaq National Market.

         5.19     SUBLEASE OF CERTAIN FACILITIES.

         (a) Portland, Oregon Facility. From and after the Second Closing, Netzee shall sublease from Concentrex, and Concentrex shall sublease to Netzee, an entire floor of Concentrex's facility in Portland, Oregon. Netzee shall pay to Concentrex rent in the amount of $20,000 per month for such space, and Concentrex shall be responsible for all taxes, utilities and other expenses associated with such facility. Netzee may terminate the sublease by providing Concentrex ninety (90) days' written notice. Concentrex may terminate the sublease only upon the expiration of the current term or early termination of the underlying lease upon which the sublease is based; provided that Netzee receives ninety (90) days' prior notice of any such early termination.

         (b) Trumbull, Connecticut Facility. From and after the Second Closing, Netzee shall sublease from Meca, and Meca shall sublease to Netzee Meca's facility in Trumbull, Connecticut. Netzee shall pay to Meca rent in the amount of $50,000 per month for such space, and Meca shall be responsible for all taxes, utilities and other expenses associated with such facility. Either Netzee or Harland may terminate the sublease by providing the other ninety (90) days' written notice.

         5.20 HOUSTON, TEXAS FACILITY AND EMPLOYEES. From and after the Second Closing and until December 31, 2000, Concentrex shall maintain its Houston, Texas facility, including the employment of the personnel associated with such facility, in accordance with its normal business practices. Netzee and Concentrex shall as soon as reasonably possible after the Second Closing Date enter into a mutually satisfactory employee leasing agreement pursuant to which Netzee shall lease from Concentrex certain personnel, on a full-time basis, at a contract rate of

$70.00 per employee per hour located in the Houston, Texas facility for a period not to extend past December 31, 2000, subject to earlier termination at the option of Netzee.

         5.21 INTERCEPT DOCUMENTS. Netzee shall use commercially reasonable efforts to finalize, execute and deliver as soon as practicable all documents necessary or appropriate in connection with the agreed terms of the Note as set forth on Exhibit A.

                                   ARTICLE 6
                               CLOSING CONDITIONS

         6.1 CONDITIONS TO THE OBLIGATIONS OF NETZEE UNDER THIS AGREEMENT. The obligations of Netzee under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Second Closing Date, of the following conditions:

                  (a) Authorizations and Regulatory Filings. All necessary Authorizations of Governmental Authorities, including the expiration or early termination of the waiting period under the HSR Act, required to be obtained to consummate the transactions contemplated by this Agreement and the other Purchase Agreements shall have been obtained. All conditions required to be satisfied by the Sellers with respect to such Authorizations prior to the Second Closing Date by the terms of such Authorizations shall have been satisfied.

                  (b) Suits and Proceedings. The consummation of the transactions contemplated by this Agreement and other Purchase Agreements will not violate the provisions of any injunction, order, judgment, decree or Law applicable or effective with respect to the Sellers or their officers and directors. No suit or proceeding shall have been instituted by or, to the Knowledge of Netzee, shall have been threatened by any Governmental Authority, and not subsequently withdrawn, dismissed or otherwise eliminated, which seeks
(i) to prohibit, restrict or delay consummation of the transactions contemplated hereby or to limit in any material respect the right of Netzee to acquire the Business or any of the Purchased Assets, or (ii) to subject a Seller or its directors or officers to material liability on the ground that it or they have breached any Law or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

                  (c) Opinion of Counsel. Netzee shall have received an opinion of counsel to the Sellers, dated the Second Closing Date, in the form set forth on Exhibit B.

                  (d) Certificates. The Sellers shall have furnished Netzee with certificates in substantially the form attached hereto as Exhibit C.

                  (e) Bill of Sale; Conveyance Documents. The Sellers shall have executed and delivered to Netzee the Bills of Sale in substantially the form attached hereto as Exhibit D, and appropriate transfer documents for particular intellectual property rights.

                  (f) Assignment and Assumption Agreement. The Sellers shall have executed and delivered to Netzee assignment and assumption agreements in substantially the form attached hereto as Exhibit E whereby Sellers shall assign and Netzee shall assume certain liabilities related to the Business.

                  (g) Noncompetition, Nonsolicitation and Confidentiality Agreement. The Sellers shall each have executed and delivered to Netzee a Noncompetition, Nonsolicitation and Confidentiality Agreement substantially in the form attached hereto as Exhibit F.

         6.2 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS UNDER THIS AGREEMENT. The obligations of the Sellers under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Second Closing Date, of the following conditions:

                  (a) Authorizations and Regulatory Filings. All necessary Authorizations of Governmental Authorities, including the expiration or early termination of the waiting period under the HSR Act, required to be obtained by Netzee to consummate the transactions contemplated by this Agreement and the other Purchase Agreements shall have been obtained. All conditions required to be satisfied by Netzee prior to the Second Closing Date by the terms of such Authorizations shall have been satisfied.

                  (b) Suits and Proceedings. The consummation of the transactions contemplated by this Agreement and other Purchase Agreements will not violate the provisions of any injunction, order, judgment, decree or Law applicable or effective with respect to Netzee, or the officers and directors of Netzee. No suit or proceeding shall have been instituted by or, to the Knowledge of the Sellers, shall have been threatened by any Governmental Authority, and not subsequently withdrawn, dismissed or otherwise eliminated, which seeks (i) to prohibit, restrict or delay consummation of the transactions contemplated hereby or to limit in any material respect the right of the Sellers to sell the Business or the Purchased Assets, or (ii) to subject the Sellers or their respective directors or officers to material liability on the ground that they have breached any Law or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

                  (c) Certificates. Netzee shall have furnished the Sellers with such certificates in substantially the form attached hereto as Exhibit G.

                  (d) Assignment and Assumption Agreement. Netzee shall have executed and delivered to the Sellers the Assignment and Assumption Agreement.

                  (e) Purchase Price. Netzee shall have delivered to the Sellers the Securities.

                  (f) Opinion of Counsel. The Sellers shall have received an opinion of counsel to Netzee, dated the Second Closing Date, in the form set for on Exhibit H.

                  (g) Noncompetition, Nonsolicitation and Confidentiality Agreement. Netzee shall have executed and delivered to the Sellers the Noncompetition, Nonsolicitation and Confidentiality Agreement substantially in the form attached hereto as Exhibit F.

                  (h) Registration Rights Agreement. Netzee shall have executed and delivered to the Sellers a Registration Rights Agreement in accordance with the terms set forth on Exhibit I.

                  (i) Intercept Documentation. Netzee and Intercept shall have executed and delivered to Harland the documents contemplated by Section
5.21 in form reasonably acceptable to Harland.

                                   ARTICLE 7
                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated prior to the Second Closing Date as follows:

                  (a)      by mutual written consent of Netzee and Harland;

                  (b) by Netzee or Harland, if the Second Closing shall not have occurred on or prior to November 30, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes a willful and material breach of this Agreement;

                  (c) by Netzee, if the representations or warranties of the Sellers contained in this Agreement shall not have been true or shall have been incorrect (in each case as of the date hereof) in such a manner that if the Second Closing occurred, Netzee would suffer Indemnifiable Damages in excess of $3,375,000;

                  (d) by Netzee, if there has been an intentional, willful and continuous material breach of any material covenant, agreement or obligation by a Seller hereunder which has not been remedied after ten (10) days' notice, and which, if the Second Closing were to occur, would result in a substantial and material injury to the business and operations of Netzee taken as a whole;

                  (e) by Harland, if there has been an intentional, willful and continuous material breach of any material covenant, agreement or obligation by Netzee hereunder which has not been remedied after ten (10) days' notice, and which, if the Second Closing were to occur, would result in a substantial and material injury to the business and operations of Sellers taken as a whole;

                  (f)      by Netzee, if any of the conditions set forth in
Section 6.1 is not satisfied and is no longer capable of being satisfied; or

                  (g)      by Harland, if any of the conditions set forth in
Section 6.2 is not satisfied and is no longer capable of being satisfied.

         7.2      EFFECT OF TERMINATION.

                  (a) If any Party terminates and abandons this Agreement pursuant to Section 7.1, this Agreement, other than Section 5.5(b), this Section 7.2, Section 7.3, Article 8, and Section 9.1 (each of which shall survive termination), shall forthwith become void and have no effect, without any liability on the part of any Party or its officers, directors or shareholders; provided, however, that nothing contained in this
Section 7.2 shall relieve any Party from any liability for any breach of this Agreement.

                  (b) If this Agreement is terminated for any reason prior to the Second Closing, Netzee shall promptly pay to the Sellers $5 million in cash plus accrued interest on the Note by wire transfer of immediately available funds and the Sellers shall promptly transfer and deliver to Netzee the Note marked "cancelled."

         7.3 SPECIFIC PERFORMANCE. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event any Party either violates or fails or refuses to perform any covenant made by it herein, the other Party will be without adequate remedy at law. Each Party agrees, therefore, that in the event that it violates, fails or refuses to perform any covenant or agreement made by it herein, the other Party, so long as it is not in breach hereof, may, in addition to the remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         7.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties hereto.

         7.5 EXTENSION; WAIVER. The Parties may, at any time prior to the Second Closing Date, (a) extend the time for the performance of any of the obligations or other requirements herein; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any extension or waiver shall be valid only if it is set forth in an instrument in writing signed on behalf of the Party against whom the waiver is sought to be enforced and shall apply only to the specific condition, representation or warranty identified by the writing as being waived, extended or modified.

                                   ARTICLE 8
                                 INDEMNIFICATION

         8.1      INDEMNIFICATION BY THE SELLERS. Subject to the terms of this
Article 8, if the Second Closing occurs, the Sellers shall jointly and severally indemnify, defend, save and hold harmless Netzee and each of its Subsidiaries, predecessors, successors, directors, officers, employees, agents, representatives and assigns (collectively, the "NETZEE INDEMNIFIED PARTIES"), from and against any claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "INDEMNIFIABLE DAMAGES"), suffered by the Netzee Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

                  (a) any breach of any of the representations, warranties, covenants or agreements made by any of the Sellers in this Agreement or in the other Purchase Agreements; or

                  (b) any breach of any representation, warranty, covenant or agreement in a document or certificate delivered by any of the Sellers at the Second Closing;

                  (c)      any Retained Liability;

                  (d) subject to the limitations set forth in Section 8.9 as if this Section 8.1(d) were a representation and warranty of the Sellers, any customer identified on Schedule 8.1 terminating its agreement relating to the Business based upon a failure to consent to transfer of the agreement to Netzee within sixty (60) days of the Second Closing Date, in which case the Indemnifiable Damages shall equal the expected revenues for the applicable termination notice period set forth in the agreement; or

                  (e) the failure of any of the Sellers to comply with any Bulk Sales Law.

         8.2      INDEMNIFICATION BY NETZEE. Subject to the terms of this
Article 8, Netzee shall indemnify, defend, save and hold harmless the Sellers and each of their respective Subsidiaries, predecessors, successors, directors, officers, employees, agents, representatives and assigns (collectively, the "SELLER INDEMNIFIED PARTIES") from and against any Indemnifiable Damages suffered by any of the Sellers that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

                  (a) any breach of any of the representations, warranties, covenants or agreements made by Netzee in this Agreement or in the other Purchase Agreements; or

                  (b) any breach of any representation, warranty, covenant or agreement in a document or certificate delivered by Netzee at the Second Closing; or

                  (c)      any Assumed Liability.

         8.3 CLAIMS FOR INDEMNIFICATION. The representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Second Closing, and the representations and warranties of the Parties shall remain in full force and effect until March 31, 2002 (the "CLAIMS PERIOD"); provided, however, that the representations and warranties set forth in Sections 3.7, 3.11(a) and 3.12 shall survive until expiration of any applicable statute of limitations (including any extensions thereof) which would preclude assertion of claims for matters existing on or prior to the date of this Agreement. The Party seeking indemnification (the "INDEMNIFIED PARTY") shall give the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") a written notice ("NOTICE OF CLAIM") within thirty (30) days of the discovery of any Indemnifiable Damage in respect of which the right to indemnification contained in this Article 8 may be claimed; provided, however, that the failure to give such notice within such thirty (30) day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure. Any Notice of Claim shall also be delivered to the Escrow

Agent. Any Notice of Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

         8.4      DEFENSE OF CLAIM BY THIRD PARTIES.

                  (a) Promptly after receipt by an Indemnified Party of notice by a third party of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from an Indemnifying Party for any Indemnifiable Damages, such Indemnified Party will notify the Indemnifying Party, promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days of its receipt of such notice to assume full responsibility for any Indemnifiable Damages resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10) day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (i) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 8.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

         8.5 THIRD PARTY CLAIM ASSISTANCE. From time to time after the Second Closing, Netzee and the Sellers shall provide or cause their appropriate employees or representatives to provide each other with information or data in connection with the handling and defense of any third party claim or litigation (including counterclaims filed by the parties) in respect to which a Party may be required to indemnify other Parties under this Agreement. The Party or Parties receiving such information or data shall reimburse the other Parties for all of its reasonable costs and expenses in providing these services, including, without limitation, (a) all out of pocket, travel and similar expenses incurred by their personnel in rendering these services; and (b) all fees and expenses for services performed by third parties engaged by or at the request of such other Parties.

         8.6 SETTLEMENT OF INDEMNIFICATION CLAIMS. If a recipient of a Notice of Claim desires to dispute such claim, it shall, within thirty (30) days after receipt of the Notice of Claim, give counter-notice, setting forth the basis for disputing such claim, to Netzee, on the one hand, or to Harland, on the other hand, as the case may be. If such counter-notice is not given to the Party to which such counter-notice is required to be given within such thirty
(30) day period, or if Netzee, on the one hand, or Harland, on the other hand, as the case may be, acknowledges liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 8.7. If, within thirty (30) days after the receipt of counter-notice by Netzee, on the one hand, or Harland, on the other hand, as the case may be, Harland and Netzee shall not have reached agreement as to the claim in question, then the Party disputing the claim shall satisfy any undisputed amount as specified in Section 8.7 and the disputed amount of the claim of indemnification shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in the Atlanta, Georgia area before a panel of three (3) arbitrators, one selected by each of Netzee, on the one hand, and Harland, on the other hand, and the third selected by mutual agreement of Netzee and Harland, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a Party shall be indemnified hereunder, the amount shall be satisfied as provided in Section 8.7. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

         8.7      MANNER OF INDEMNIFICATION.

                  (a) Where any of the Sellers are obligated to indemnify the Netzee Indemnified Parties under Section 8.1 after the Second Closing Date, such indemnity obligation shall be satisfied: (i) first, by fifty percent (50%) cancellation of outstanding principal of the Note and fifty percent (50%) in Netzee Common Stock held by Sellers, (ii) second, upon the exhaustion of the Note, fifty percent (50%) in cash and fifty percent (50%) in Netzee Common

Stock held by the Sellers, and (iii) third, upon the exhaustion of Netzee Common Stock held by the Sellers, by the Sellers solely in cash. Netzee Common Stock shall be valued at the Average Price.

                  (b) Where Netzee is obligated to indemnify the Seller Indemnified Parties under Section 8.2 after the Second Closing Date, such indemnity obligation shall be satisfied by payment of cash or delivery of a certified check in the amount of the indemnity obligation.

         8.8 INDEMNIFICATION IS EXCLUSIVE REMEDY. In the absence of fraud, and except for non-monetary equitable relief, if the Second Closing occurs, indemnification pursuant to this Article 8 shall be the sole and exclusive remedy of the parties for any breach of any representation or warranty contained in this Agreement.

         8.9      CERTAIN LIMITATIONS. Notwithstanding the foregoing in this
Article 8, the indemnification obligations of the Parties shall not be affected by any investigation made by the Parties hereto prior to the date hereof and shall be subject to the following limitations.

                  (a) Except as provided in Section 8.9(c), no indemnification shall be made for breaches of representations and warranties pursuant to this Article 8 until the total Indemnifiable Damages for which the Sellers, on the one hand, and Netzee, on the other hand, would be liable exceeds $400,000, in which event the Indemnifying Party shall be obligated to indemnify to the extent the amount such Indemnifiable Damages exceed $400,000.

                  (b) Except as provided in Section 8.9(c), no indemnification shall be made for breaches of representation and warranties pursuant to this Article 8 to the extent Indemnifiable Damages to be paid by the Sellers, on the one hand, or by Netzee, on the other hand, exceeds $4.5 million.

                  (c) The limitations set forth in Sections 8.9(a) and (b) shall not apply to Indemnifiable Damages arising out of fraud, intentional breaches, or Section 3.7, 3.11(a) or 3.12; and by their terms do not apply to Sections 8.1(c) and (e) and Section 8.2(c).

         8.10 SUBROGATION. Upon payment in full of any Indemnifiable Damages, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a third party claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person with respect to the subject matter of such Indemnifiable Damages or third party claim.

                                   ARTICLE 9
                                  MISCELLANEOUS

         9.1 EXPENSES. Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses) shall be borne by the Party incurring such costs and expenses and shall be paid by such Party prior to or on the Second Closing Date.

         9.2 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight or express courier, sent by registered or certified mail, postage prepaid, or by telefax (with subsequent delivery via one of the two previous methods) as follows:

                  (a)      If to Netzee, to:

                           6190 Powers Ferry Road, Suite 400
                           Atlanta, Georgia  30339
                           Attn: Richard S. Eiswirth
                           Telefax: (770) 200-7150

                           Copy (which shall not constitute notice) to:

                           Sutherland Asbill & Brennan LLP
                           999 Peachtree Street, N.E.
                           Suite 2300
                           Atlanta, Georgia 30309
                           Attn: Mark D. Kaufman
                           Telefax: (404) 853-8806

                  (b)      If to the Sellers, to:

                           John H. Harland Company
                           2939 Miller Road
                           Decatur, Georgia 30035
                           Attention: John C. Walters
                           Telefax: (770) 593-5619

                           Copy (which shall not constitute notice) to:

                           King & Spalding
                           191 Peachtree Street, N.E.
                           Suite 4900
                           Atlanta, Georgia 30303-1763
                           Attention: Alan J. Prince
                           Telefax: (404) 572-5100

or such other addresses and telefax numbers as shall be furnished in writing by any Party, and any such notice or communications shall be deemed to have been given as of the next succeeding business day after the date actually sent via overnight or express courier, five days after mailed and upon telefax confirmation of receipt.

         9.3 PARTIES IN INTEREST. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto, and their respective successors, representatives and assigns. This Agreement (and the rights and interests herein) may not be assigned by any Party without the written consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, Netzee may assign its interests herein to (a) an entity controlling, controlled by or under common control with Netzee or (b) a purchaser or transferee of all or substantially all of the business or assets of Netzee, whether by sale of stock or assets, merger or otherwise. Any attempted assignment in contravention of the foregoing shall be null and void. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person or entity any rights or remedies under or by reason of this Agreement.

         9.4 ENTIRE AGREEMENT. This Agreement, which includes the disclosure schedules and Exhibits, and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Agreement (collectively, the "PURCHASE AGREEMENTS"), contains the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

         9.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any Party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another Party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

         9.6      GOVERNING LAW.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Georgia, excluding choice of law principles.

                  (b) Netzee and the Sellers consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States Federal District Courts of Georgia, in any judicial proceeding brought to enforce this Agreement and agree that any forum other than the State of Georgia is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought in a court of any jurisdiction other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

         9.7 INVALIDITY OF ANY PART. If any provision or part of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         9.8 TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a federal, public or legal holiday, the Party having such right or duty shall have until 5:00 p.m. on the next succeeding regular business day to exercise such right or to discharge such duty.




                   [Signatures begin on the following page.]

         IN WITNESS WHEREOF, Netzee and the Sellers have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



                                  NETZEE, INC.

                                  By: /s/ RICHARD S. EISWIRTH
                                     -------------------------------------
                                      Richard S. Eiswirth
                                      Senior Executive Vice President and
                                      Chief Financial Officer


                                  JOHN H. HARLAND COMPANY



                                  By: /s/ JOHN C. WALTERS
                                     -------------------------------------
                                  Name: John C. Walters
                                  Title: Vice President



                                  CONCENTREX INCORPORATED


                                  By: /s/ JOHN C. WALTERS
                                     -------------------------------------
                                  Name: John C. Walters
                                  Title: Vice President


                                  MECA SOFTWARE, L.L.C.


                                  By: /s/ JOHN C. WALTERS
                                      ------------------------------------
                                  Name:  John C. Walters
                                  Title:  Vice President


                                  MONEYSCAPE HOLDINGS, INC.

                                  By: /s/ JOHN C. WALTERS
                                     -------------------------------------
                                  Name: John C. Walters
                                  Title: Vice President

                                    SCHEDULES

Schedule 1.1        -    Purchased Assets
Schedule 1.3        -    Assumed Liabilities
Schedule 3.1(a)     -    Organization
Schedule 3.2(a)     -    Sellers' Approvals
Schedule 3.3        -    Financial Statements
Schedule 3.5        -    Absence of Certain Changes or Events
Schedule 3.6        -    Legal Proceedings
Schedule 3.7        -    Taxes and Tax Returns
Schedule 3.9        -    Compliance with Applicable Laws
Schedule 3.10(a)    -    Material Contracts
Schedule 3.10(b)    -    Non-Binding Material Contracts
Schedule 3.10(c)    -    Material Contracts in Default
Schedule 3.11(a)    -    Encumbrances
Schedule 3.11(b)    -    Personal Property
Schedule 3.13(a)    -    Software
Schedule 3.13(b)    -    Intellectual Property Rights
Schedule 3.13(c)    -    Claims to Software
Schedule 3.15       -    Third Party Components in Software
Schedule 3.16       -    Third Party Interests or Marketing Rights in Software
Schedule 3.18       -    Major Vendors and Customers
Schedule 3.19       -    Labor Relations
Schedule 3.20       -    Year 2000 Matters
Schedule 3.21       -    Assignment Provisions
Schedule 4.3(a)     -    Necessary Authorizations
Schedule 8.1        -    Significant Customers

                                    EXHIBITS

Exhibit A - Terms of the Note
Exhibit B - Opinion of Sellers' Counsel
Exhibit C - Form of Certificate Required of Sellers
Exhibit D - Form of Bill of Sale
Exhibit E - Form of Assignment and Assumption Agreement
Exhibit F - Form of Noncompetition, Nonsolicitation and Confidentiality
            Agreement
Exhibit G - Form of Certificate Required of Netzee
Exhibit H - Form of Opinion of Netzee's Counsel
Exhibit I - Summary of Registration Rights Terms

                                  DEFINED TERMS




Accredited Investor.....................................................17
affiliate................................................................7
Agreement................................................................1
Assignment and Assumption Agreement......................................2
Assumed Contracts........................................................2
Assumed Liabilities......................................................2
Authorizations...........................................................9
Average Price............................................................7
Bulk Sales Laws.........................................................24
Business.................................................................1
Business Financial Statements...........................................10
Claims Period...........................................................31
Code.....................................................................7
Concentrex...............................................................1
Confidential Information................................................22
disclosed................................................................7
Documentation...........................................................13
EEOC....................................................................15
Encumbrance..............................................................7
Environmental Laws......................................................13
Exchange Act............................................................18
First Stage Employees...................................................24
Governmental Authority...................................................7
Harland..................................................................1
HSR Act..................................................................9
including................................................................7
Indemnifiable Damages...................................................30
Indemnified Party.......................................................31
Indemnifying Party......................................................31
Initial Closing..........................................................1
Intercept...............................................................19
Knowledge................................................................8
Laws....................................................................10
liability................................................................8
Licenses................................................................11
Material Adverse Effect..................................................8
Material Contracts......................................................12
Meca.....................................................................1
Millennium Compliant....................................................15
Moneyscape...............................................................1
Netzee...................................................................1
Netzee Common Stock.....................................................17
Netzee Indemnified Parties..............................................30
NLRB....................................................................15

Note.....................................................................1
Notice of Claim.........................................................31
Parties..................................................................1
Permitted Encumbrances..................................................13
person...................................................................8
Processes...............................................................15
Purchase Agreements.....................................................35
Purchased Assets.........................................................2
Regulation D............................................................17
Retained Assets..........................................................2
Retained Liabilities.....................................................3
Returns.................................................................11
SEC Filings.............................................................18
Second Closing...........................................................3
Second Closing Date......................................................4
Second Stage Employees..................................................24
Securities...............................................................4
Securities Act...........................................................4
Securities Laws.........................................................16
Seller Indemnified Parties..............................................31
Sellers..................................................................1
Sellers Affiliates......................................................20
Sellers Approvals........................................................9
Sellers Disclosure Schedules.............................................7
Software................................................................13
Software Programs.......................................................13
State Acts...............................................................4
Subsidiary...............................................................8
Tax.....................................................................11
Taxes...................................................................11
threatened...............................................................8